EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-3 of Dynegy Inc. of our report dated May 6, 2013 relating to the financial statements of Ameren Energy Resources Company, LLC, which appears in Annex A in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
St. Louis, Missouri
October 2, 2013